Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Multi Packaging Solutions International Limited on Form S-8 of our report dated June 18, 2015 related to the financial statements of Multi-Packaging Solutions Global Holdings Limited (formerly Chesapeake Finance 2 Limited) as of 29 December 2013 (Successor) and 30 December 2012 (Predecessor) and for the periods from 13 June 2013 (date of inception) through 29 December 2013 (Successor) and for the periods 31 December 2012 through 29 September 2013 and 2 January 2012 through 30 December 2012 (Predecessor), (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the differences between accounting principles generally accepted in the United Kingdom and accounting principles generally accepted in the United States of America), appearing in the final prospectus forming part of the Registration Statement on Form S-1 (Registration No. 333-205278), as amended, filed with the SEC on October 23, 2015, which is incorporated by reference in this Registration Statement and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte LLP

DELOITTE LLP

London, United Kingdom

30 OCTOBER 2015